Exhibit 99.1.

                   UNDERWRITERS EXERCISE OVER-ALLOTMENT OPTION
                      ON U. S. STEEL COMMON STOCK OFFERING

     PITTSBURGH, May 17, 2002 - United States Steel Corporation (NYSE:X) announced today that, in connection with the previously announced sale of 9,500,000 shares of common stock, the underwriters have exercised their over-allotment option and will purchase from United States Steel Corporation an
additional 1,425,000 shares.   The purchase price of the over-allotment shares
is $18.50 per share, the same as the original offering price. With the exercise of the over-allotment option, total proceeds to U. S. Steel from the offering are approximately $192 million. All the shares to be sold in the offering will be newly issued shares.
     Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. acted as joint bookrunning managers for the offering, and Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated acted as co-managers.
     Sales will be made only pursuant to a prospectus which may be obtained from Office of the Secretary, United States Steel Corporation, 600 Grant St., Pittsburgh, PA 15219-2800. A copy of the prospectus may also be obtained from Credit Suisse First Boston Corporation, Prospectus Department, Eleven Madison Avenue, New York, NY 10010-3629 (Telephone Number 212-325-2580) or from J.P. Morgan Securities Inc., Prospectus Library, 277 Park Avenue, 11th Floor, New York, NY 10172 (Telephone Number 212-622-5219).